Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), executed this 1st day of November, 2010 (the “Effective Date”), is made and entered into by and between CRACKER BARREL OLD COUNTRY STORE, INC. (the “Company”) and SANDRA B. COCHRAN (“Executive”).

WITNESSETH:

WHEREAS, Company and Executive are parties to an Employment Agreement dated March 11, 2009 (the "Existing Employment Agreement") pursuant to which  Executive currently serves as the Company's Executive Vice President and Chief Financial Officer; and

WHEREAS, Company wishes to promote Executive to the position of President and Chief Operating Officer; and

WHEREAS, the Executive is willing to commit herself to continue to serve the Company on the terms and conditions specified herein;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT.

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its President and Chief Operating Officer..

2.	DURATION OF AGREEMENT.

The initial term of this Agreement shall begin as of the Effective Date and, unless earlier terminated pursuant to Sections 5, 6, 7, 8 or 9, shall continue until October 31, 2012 (such two (2) year period, the “Initial Term”).  The Initial Term shall automatically be extended for a one-year period (“Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than one hundred eighty (180) days prior to the expiration of the Initial Term.  After expiration of the Initial Term, or the Extension Term, as applicable, Executive’s employment with the Company as its President shall continue under such terms, conditions and policies of the Company as shall then be in effect.

3.	POSITION AND DUTIES.

3.1           Position.  Subject to the remaining conditions of this Section 3.1, Executive shall serve as the Company’s President and Chief Operating Officer.  Executive shall report to the Company’s Chief Executive Officer (the “CEO”) and perform such duties and responsibilities as may be prescribed from time-to-time by the CEO or by the Company’s Board of Directors (the “Board”).  From time to time, Executive also may be designated to such other offices within the Company or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries.

3.2           Full-Time Efforts.  Executive shall perform and discharge faithfully, diligently and to the best of her ability such duties and responsibilities and shall devote her full-time efforts to the business and affairs of the Company.  Executive agrees to promote the best interests of the Company and to take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

3.3           No Interference With Duties.  Executive shall not (i) engage in any activities, or render services to or become associated with any other business that in the reasonable judgment of the CEO or of the Board violates Article 13 of this Agreement; or (ii) devote time to other activities which would inhibit or otherwise interfere with the proper performance of her duties, provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and industry or professional activities or (ii) manage personal business interests and investments, so long as the activities in (i) or (ii) do not interfere with the performance of Executive’s responsibilities under this Agreement.  Executive may, with the prior approval of the Board (or applicable committee), serve on the boards of directors (or other governing body) of other for profit corporations or entities, consistent with this Agreement and the Company’s policies.

3.4           Work Standard.  Executive hereby agrees that she shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Company.  Executive also agrees that she shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of her duties hereunder.

4.	COMPENSATION AND BENEFITS.

4.1           Base Salary.  Subject to the terms and conditions set forth in this Agreement, the Company shall pay Executive, and Executive shall accept, an annual salary (“Base Salary”) in the amount of Six Hundred Twenty-five Thousand and No/100 Dollars ($625,000).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Board.

4.2           Incentive, Savings and Retirement Plans.  During the Term, Executive shall be entitled to participate in all incentive (including, without limitation, long term incentive plans), savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement.  Without limiting the foregoing, the following provisions shall apply with respect to Executive:

4.2.1
Incentive Bonus.  Executive shall be entitled to an annual bonus, the amount of which shall be determined by the Compensation Committee of the Board (the “Committee”). The amount of and performance criteria with respect to any such bonus in any year shall be determined not later than the date or time prescribed by Treas. Reg. § 1.162-27(e) (“Section 162(m)”) in accordance with a formula to be agreed upon by the Company and Executive and approved by the Committee that reflects the financial and other performance of the Company and the Executive’s contributions thereto. Executive’s target percentage under any such a plan shall be at least 100% (of Base Salary) unless it is reduced as part of an across-the-board decrease in target bonuses affecting other Peer Executives..

4.2.2
Long Term Incentive Plan. With respect to any long term incentive plan established by the Company, the Executive’s target percentage under such a plan shall be at least 200% (of Base Salary) unless it is reduced as part of an across-the-board decrease in target bonuses affecting other Peer Executives..

4.2.3
Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.  .

4.2.4
Vacation. Executive shall be entitled to an annual paid vacation commensurate with the Company’s established vacation policy for Peer Executives. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

4.2.5
Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Executive shall follow the Company’s expense procedures that generally apply to other Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to such Peer Executives.

5.	TERMINATION FOR CAUSE.

This Agreement may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:

(a)
Any act by Executive involving fraud and any breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or any willful or grossly negligent act by Executive resulting in an investigation by the Securities and Exchange Commission which, in each case, a majority of the Board determines in its sole and absolute discretion materially adversely affects the Company or Executive’s ability to perform her duties under this Agreement;

(b)	Attendance at work in a state of intoxication or otherwise being found in possession at her place of work of any prohibited drug or substance, possession of which would amount to a criminal offense;

(c)	Executive’s personal dishonesty or willful misconduct in connection with her duties to the Company;

(d)	Breach of fiduciary duty to the Company involving personal profit by the Executive;

(e)	Conviction of the Executive for any felony or crime involving moral turpitude;

(f)	Material intentional breach by the Executive of any provision of this Agreement or of any Company policy adopted by the Board; or

(g)
The continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability, and specifically excluding any failure by Executive, after good faith, reasonable and demonstrable efforts, to meet performance expectations for any reason), after a written demand for substantial performance is delivered to Executive by a majority of the Board that specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in any one or more of subsections (a) through (g) above, and specifying the particulars thereof in detail.

6.	TERMINATION UPON DEATH.

Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or her beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)), the timely payment or provision of Other Benefits (as defined in Section 9(b)), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of her death.  The rights of the Executive’s estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

7.	DISABILITY.

If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  If Executive’s employment is terminated by reason of her Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)), the timely payment or provision of Other Benefits (as defined in Section 9(b)), including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.  The rights of the Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (ii) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Board of the Company, to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.  At the request of Executive or her personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or her personal representative, and the Company.  Without such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of her Disability.

8.	EXECUTIVE’S TERMINATION OF EMPLOYMENT.

Executive’s employment may be terminated at any time by Executive for Good Reason or no reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)
Other than her removal for Cause pursuant to Section 5 and subject to the proviso below, without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a demonstrable diminution in such position, authority, duties or responsibilities, provided, however, it is expressly understood and agreed that an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute “Good Reason”;

(b)
A reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, unless such reduction is a part of an across-the-board decrease in base salaries affecting all other Peer Executives; provided, however that in any event, the Company may not reduce Executive’s Base Salary by more than ten percent (10%);

(c)
A reduction by the Company in Executive’s annual target bonus (expressed as a percentage of Base Salary) unless such reduction is a part of an across-the-board decrease in target bonuses affecting all other Peer Executives; provided, however that in any event, the Company may not reduce Executive’s annual target bonus (expressed as a percentage of Base Salary) below fifty percent (50%) of the Base Salary;

(d)	The Company’s requiring Executive, without her consent, to be based at any office or location more than (50) miles from the Company’s current headquarters in Lebanon, Tennessee;

(e)	The Company gives a notice of non-extension pursuant to Section 2;

(f)	The material breach by the Company of any provision of this Agreement; or

(g)
The failure of any successor (whether direct or indirect, by purchase, merger (unless the Company is the surviving company in the merger), consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Executive’s death or Disability.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive raises to the attention of the Board any circumstance she believes in good faith constitutes Good Reason within ninety (90) days after occurrence or be foreclosed from raising such circumstance thereafter.  The Company shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days of notice from Executive.

If Executive terminates her employment for Good Reason, upon the execution and effectiveness of the Release attached hereto as an addendum and made a part hereof (the “Release”), she shall be entitled to the same benefits she would be entitled to under Paragraph 9 as if terminated without Cause.  If Executive terminates her employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Paragraph 9(a)(1)) and the timely payment or provision of Other Benefits (as defined in Paragraph 9(b)).

9.	TERMINATION WITHOUT CAUSE.

If Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death, Disability or expiration of the Term shall not constitute termination without Cause), then Executive shall be entitled to the following benefits upon the execution and effectiveness of the Release; provided, however, that Executive shall not be eligible or entitled to receive benefits under this Section 9 if she has received or is receiving benefits under the Executive Retention Agreement referred to in Section 10.  Also, if the Executive receives benefits pursuant to this Section 9, she shall not be eligible or entitled to receive any benefits under the Company’s Severance Benefits Policy.

(a)	The Company shall pay to Executive commencing after the later of the date of termination or the execution and effectiveness of the Release, the aggregate of the following amounts:

(1)
in a lump sum in cash within 30 days, the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) a pro-rata portion of amounts payable under any then existing incentive or bonus plan applicable to Executive (including, without limitation, any incentive bonus referred to in Section 4.2.1) for that portion of the fiscal year in which the termination of employment occurs through the date of termination; (iii) any accrued expenses and vacation pay to the extent not theretofore paid, and (iv) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subsections (i), (ii), (iii) and (iv) shall be referred to in this Agreement as the “Accrued Obligations”);

(2)
in installments ratably over twenty-four (24) months in accordance with the Company’s normal payroll cycle and procedures, the amount equal to two (2) times Executive’s annual Base Salary in effect as of the date of termination;

(3)
if Executive elects to continue to participate in the Company’s medical insurance program as allowed by law pursuant to the plan’s terms and conditions, in installments over twelve (12) months contemporaneously with the payments described in Section 9(a)(2), an amount equal to the difference between: (a) the monthly (or bi-monthly, if applicable) premium cost under COBRA of such participation; and (b) the monthly (or bi-monthly, if applicable) premium cost of such participation at the time of Executive’s termination of employment; provided, however, that notwithstanding the foregoing, the Company shall not be obligated to provide such benefits if Executive becomes employed by another employer and is covered or permitted to be covered by that employer’s benefit plans without regard to the extent of such coverage; and

(4)
In the event that the payments under Section 9(a)(2) are not deemed to be “deferred compensation” under Section 409A of the Code (as defined below), the Company may, at any time and in its sole discretion, make a lump sum payment of all amounts, or all remaining amounts, due to Executive under Section 9(a)(2).

(b)
To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be referred to in this Agreement as the “Other Benefits”).

10.	CHANGE IN CONTROL.

The Company and the Executive are parties to an Employee Retention Agreement that sets forth the benefits that Executive is to receive in the event that there occurs a Change in Control (as defined in the Executive Retention Agreement) of the Company.  In the event of the termination of employment of Executive after a Change in Control, Executive’s benefits shall be determined by reference to the Executive Retention Agreement and not to the terms and conditions of this Agreement.

11.	COSTS OF ENFORCEMENT.

If either party brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the finally prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable.

12.	PUBLICITY; NO DISPARAGING STATEMENT.

Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

13.	BUSINESS PROTECTION PROVISIONS.

13.1           Preamble.  As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive gained from her employment with the Company, Executive warrants and agrees she will abide by and adhere to the following business protection provisions in this Article 13 and all sections thereof.

13.2           Definitions.  For purposes of this Article 13 and all sections thereof, the following terms shall have the following meanings:

(a)           “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged wholly or in material part in the restaurant or retail business that is the same or similar to that in which the Company or any of its affiliates (collectively the “Cracker Barrel Entities”) is engaged whereby Executive is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that she directed or oversaw while employed by the Company.  Without limiting the generality of the foregoing, the following companies and concepts would be included within those that would be deemed the same or similar to Cracker Barrel Entities and or the businesses in which the Cracker Barrel Entities are engaged: Applebee’s Restaurants, Bob Evans Farms, Brinker International, Cheesecake Factory, Inc., Darden Restaurants, Inc., Denny’s Restaurants, DineEquity and Outback Steakhouse.

(b)           “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Cracker Barrel Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the Cracker Barrel Entities and the details of which are not generally known to the competitors of the Cracker Barrel Entities.  Confidential Information shall also include: any items that any of the Cracker Barrel Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)           “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)           “Restricted Period” shall mean twenty-four (24) months following termination of Executive’s employment hereunder; provided, however that the Restricted Period shall be extended for a period of time equal to any period( s) of time within the twenty-four (24) month period following termination of Executive’s employment hereunder that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Article 13 or any sections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities.

(e)           “Territory” shall mean each of the United States of America.

(f)           “Trade Secrets” shall mean information or data of or about any of the Cracker Barrel Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a “trade secret” under applicable law.

(g)           “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Cracker Barrel Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of her employment with the Company.

13.3	Nondisclosure; Ownership of Proprietary Property.

(a)           In recognition of the need of the Cracker Barrel Entities to protect their legitimate  business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Cracker Barrel Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (i) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (ii) with regard to any Confidential Information, for the Restricted Period.

(b)           Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and she shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the Cracker Barrel Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)           All Work Product shall be owned exclusively by the Cracker Barrel Entities. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to applicable Cracker Barrel Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Executive agrees to execute and deliver to the applicable Cracker Barrel Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable Cracker Barrel Entity.

13.4	Non-Interference With Executives.

Executive recognizes and acknowledges that, as a result of her employment by Company, she will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the Cracker Barrel Entities.  Therefore, Executive agrees that, during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the Cracker Barrel Entities to end her/her employment with a Cracker Barrel Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a Cracker Barrel Entity or any policy of any Cracker Barrel Entity.  Furthermore, neither Executive nor any person acting in concert with the Executive nor any of Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of any Cracker Barrel Entity unless that person has ceased to be an employee of the Cracker Barrel Entities for at least six (6) months.

13.5	Non-competition.

Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period. Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company due to Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through her association with Company’s business and the public’s close identification of Executive with Company and Company with Executive.  Further, Executive acknowledges that her skills are such that she could easily find alternative, commensurate employment or consulting work in her field that would not violate any of the provisions of this Agreement.  Executive acknowledges and understands that, as consideration for her execution of this Agreement and her agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

13.6	Remedies.

Executive understands and acknowledges that her violation of this Article 13 or any section thereof would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement.  The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 13 or any section thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive.  Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive.  If any part of this Article 13 or any section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive’s compliance with this Article 13 after termination of her employment, in the event Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 9(a)(2) and 9(a)(3)) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.  Additionally, if Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to Section 9(a)(4) shall be refunded by the Executive on a pro-rata basis based upon the number of months during the Restricted Period during which she violated the provisions of this section or, in the event such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of the Executive.

14.	RETURN OF MATERIALS.

Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Executive’s possession or control.

15.	SECTION 409A.

Notwithstanding anything in this Agreement to the contrary, the severance payment pursuant to Section 9, if any, to the extent such payments are made following the Executive’s termination date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Department of Treasury Regulations (the “Treasury Regulations”) and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  To the extent such payments are made following said March 15, such severance payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from services and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provisions, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to Executive once her termination of employment qualifies as a “separation from service.”  Executive agrees that the Company shall have the right to delay the payment of any severance amount payable hereunder to the extent necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which Executive would otherwise be entitled during the six (6)-month period immediately following his separation from service will be paid on the first business day following the expiration of such six (6)-month period, or such other period as provided for under final guidance promulgated under Section 409A of the Code.  Neither the Company nor Executive shall have the right to accelerate any payment of severance payments hereunder.  Finally, amounts or benefits payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.  The payment or reimbursement of expenses in Section 9 in one taxable year shall not affect the amount of the payment of such expenses provided to or on behalf of Executive in any other taxable year.  Any payment or reimbursement of expenses provided for in such sections shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  The right to payment of such expenses under such sections may not be liquidated or exchanged for any other benefit.

16.	GENERAL PROVISIONS.

16.1           Amendment.  This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

16.2           Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, her heirs and personal representatives, and the Company and its successors and assigns.

16.3           Waiver Of Breach; Specific Performance.  The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or her rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or her favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or her sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

16.4           Indemnification and Insurance.  The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that she is or was an officer of the Company or any affiliate.  In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive’s employment.

16.5           No Effect On Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which she may be eligible, whether funded or unfunded, by reason of her employment with the Company including, without limitation, the Executive Retention Agreement referred to in Section 10.  Notwithstanding the foregoing, the provisions in Sections 5 through 9 regarding benefits that the Executive will receive upon her employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to COBRA.

16.6           Continuation of Compensation.  If Executive becomes entitled to payments under Section 8 or Section 9 but dies before receipt thereof, the Company agrees to pay to the Executive’s spouse or her estate, as the case may be, pursuant to such designation as Executive shall deliver to the Company in a form reasonably satisfactory to the Company, any amounts to which Executive, at the time of her death, was so entitled.

16.7           Tax Withholding.  There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

16.8           Notices.  All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Cracker Barrel Old Country Store, Inc.
Attn: Chief Legal Officer
P.O. Box 787
Lebanon, TN 37088-0787
Facsimile: (615) 443-9818

If to Executive to:	Executive’s most recent address on file with the Company.

Copy to:	Boies, Schiller & Flexner, LLP
575 Lexington Avenue, 7th Floor
New York, NY 10022
Attn: Robert M. Lia, Esq.

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery. Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

16.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

16.10           Entire Agreement.  This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement (including, without limitation, the Existing Employment Agreement), either oral or written, which Executive may have with Company that relates generally to the same subject matter.  Notwithstanding the foregoing, the termination of the Existing Employment Agreement shall be without prejudice to Executive's rights under the Executive Retention Agreement referred to in Section 10 and those rights under Sections 4.3.1, 4.3.2 and 4.3.5 of the Existing Employment Agreement, which provisions (and any awards made pursuant to those provisions) shall remain in full force and effect.

16.11           Assignment.  This Agreement may not be assigned by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

16.12           Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

16.13           Section Headings.  The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

16.14           Interpretation.  Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

16.15           Mediation.  Except as provided in subsection (c) of this Section 16.15, the following provisions shall apply to disputes between Company and Executive: (i) arising out of or related to this Agreement (including any claim that any part of this agreement is invalid, illegal or otherwise void or voidable), or (ii) the employment relationship that exists between Company and Executive:

(a)           The parties shall first use their best efforts to discuss and negotiate a resolution of the dispute.

(b)           If efforts to negotiate a resolution do not succeed within 5 business days after a written request for negotiation has been made, a party may submit to the dispute to mediation by sending a letter to the other party requesting mediation. The dispute shall be mediated by a mediator agreeable to the parties or, if the parties cannot agree, by a mediator selected by the American Arbitration Association. If the parties cannot agree to a mediator within 5 business days, either party may submit the dispute to the American Arbitration Association for the appointment of a mediator. Mediation shall commence within 10 business days after the mediator has been named.

(c)           The provisions of this Section 16.15 shall not apply to any dispute relating to the ability of the Company to terminate Executive’s employment pursuant to Section 5 or Section 9 of this Agreement nor shall they apply to any action by the Company seeking to enforce its rights arising out of or related to the provisions of Article 13 of this Agreement.

16.16           Voluntary Agreement.  Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of the date and year first above written.

CRACKER BARREL OLD COUNTRY STORE, INC.

By: /s/Michael A. Woodhouse
Michael A. Woodhouse
Chairman and CEO

“EXECUTIVE”

/s/Sandra B. Cochran
Sandra B. Cochran

RELEASE

THIS RELEASE (“Release”) is made and entered into by and between SANDRA B. COCHRAN (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successor or assigns (“Company”).

WHEREAS, Executive and Company have agreed that Executive’s employment with the Company shall terminate on ______________________;

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated November 1, 2010 (“Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and her termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service she has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.           Claims Released Under This Agreement. In exchange for receiving the severance benefits described in Section 8 or Section 9 of the Agreement and except as provided in Section 2 below, Executive, on her behalf and anyone claiming through the Executive, hereby agrees not to sue or authorize or allow suit to be brought against the Company or any of its divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”) and hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against any of the Released Parties, arising out of or relating to (directly or indirectly) Executive’s employment or the termination of her employment with the Company, including but not limited to:

1

(a)           claims for violations of Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Tennessee Human Rights Act, the Tennessee Employment of the Handicapped Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act of 1974, as amended;

(b)           claims for violations of any other federal or state statute or regulation or local ordinance;

(c)           claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

(d)           claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company; or

(e)           any other claims under state law arising in tort or contract.

2.           Claims Not Released Under This Agreement. In signing this Release, Executive is not releasing any claims that may arise under the terms of the Agreement, that enforce her rights under the Agreement, that arise out of events occurring after the date Executive executes this Release, that arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, that arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, or that relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise.  However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.  Nothing in this Agreement shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.  While this Release does not prevent the Executive from filing a Charge of Discrimination with the United States Equal Employment Opportunity Commission, she hereby waives any claim to damages or personal equitable relief in the event such a Charge is filed by her or on her behalf.

2

3.           No Assignment of Claim. Executive represents that she has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4.           No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or herself, its or her employees or agents.

5.           Voluntary Execution. Executive warrants, represents and agrees that she has been encouraged in writing to seek advice from anyone of her choosing regarding this Release, including her attorney and accountant or tax advisor prior to her signing it; that this Release represents written notice to do so; that she has been given the opportunity and sufficient time to seek such advice; and that she fully understands the meaning and contents of this Release.  She further represents and warrants that she was not coerced, threatened or otherwise forced to sign this Release, and that her signature appearing hereinafter is voluntary and genuine.  EXECUTIVE UNDERSTANDS THAT SHE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT SHE DESIRES TO ENTER INTO THIS RELEASE.

6.           Ability to Revoke Agreement. EXECUTIVE UNDERSTANDS THAT SHE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF HER EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD.  SHE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HER AND HER HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

ACKNOWLEDGED AND AGREED TO:

"COMPANY"
Cracker Barrel Old Country Store, Inc.

By:
Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Sandra B. Cochran	Date

3